Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2013 THIRD QUARTER EARNINGS OF $0.87 PER DILUTED SHARE -

ST. LOUIS, MISSOURI (October 22, 2013) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended September 30, 2013.

Premium and Service Revenues (in millions)	$2,734
Consolidated Health Benefits Ratio	87.7%
General & Administrative expense ratio	9.3%
Diluted earnings per share (EPS)	$0.87
Cash flow from operations (in millions)	$130.7

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “The quarter and year to date results reflect the efforts and growing capabilities of all our employees who are committed to delivering high quality and lower cost services.”
Third Quarter Highlights

•	Quarter-end at-risk managed care membership of 2,612,500, an increase of 109,500 members, or 4% year over year.

•	Premium and service revenues of $2.7 billion, representing 24% growth year over year.

•	Health Benefits Ratio of 87.7%, compared to 93.3% in 2012.

•	General and Administrative expense ratio of 9.3%, compared to 8.2% in 2012.

•	Operating cash flow of $130.7 million for the third quarter of 2013, or 2.7 times net earnings.

•	Diluted EPS of $0.87, compared to $0.07 in 2012.

Other Events

•
In August 2013, our Florida subsidiary, Sunshine State Health Plan, began operating under a contract with the Florida Agency for Health Care Administration to serve members of the Medicaid Managed Care Long Term Care program. Enrollment began in August 2013 and will be implemented by region and continue through March 2014.

•	In August 2013, Moody's Investor Service affirmed our senior debt rating of Ba2 and raised the outlook of the Company to stable.

•
In September 2013, the Florida Agency for Health Care Administration provided notice of intent to award a contract to our subsidiary, Sunshine State Health Plan, in 9 of 11 regions of the Managed Medical Assistance (MMA) program. The MMA program includes TANF recipients as well as ABD and dual eligible members. The award is subject to challenge and contract readiness periods, with enrollment expected to begin in the second quarter of 2014 and continue through October 2014. In addition, we were recommended as the sole provider under a contract award for the Child Welfare Specialty Plan (Foster Care), expected to commence in the second quarter of 2014.

•
In September 2013, we were tentatively awarded a contract with the Massachusetts Executive Office of Health and Human Services to participate in the MassHealth CarePlus program in all five regions, with operations expected to begin in January 2014. Under the contract, our subsidiary, CeltiCare, will provide comprehensive healthcare services for eligible non-pregnant Medicaid adults. Services will include medical, behavioral health, dental, vision, pharmacy, therapies and transportation.

•
In September 2013, we were tentatively awarded a contract in Texas from the Texas Health and Human Services Commission to expand our operations and serve STAR+PLUS members in two Medicaid Rural Service Areas. Upon successful negotiations, execution of a contract and regulatory approval, enrollment is expected to begin in the second half of 2014.

•
In September 2013, our joint venture subsidiary, Centurion, began operating under a new contract to provide comprehensive healthcare services to individuals incarcerated in Tennessee state correctional facilities.

•
In September 2013, we received approval from the Centers for Medicare & Medicaid Services (CMS) to operate health insurance exchanges in Arkansas, Florida, Georgia, Indiana, Mississippi, Ohio and Texas. We also received approval from Massachusetts and Washington to participate in their state-based exchanges. Enrollment began in October 2013 and coverage is expected to commence in January 2014.

•
In September 2013, our Wisconsin subsidiary, Managed Health Services, and South Carolina subsidiary, Absolute Total Care, both earned Commendable ratings from the National Committee for Quality Assurance (NCQA).

•
In October 2013, our joint venture subsidiary, Centurion, executed an agreement with the Minnesota Department of Corrections to provide managed healthcare services to offenders in the state's correctional facilities. Operations are expected to begin in the first quarter of 2014.

The following table sets forth the Company's membership by state for its managed care organizations:

	September 30,
	2013	2012
Arizona	23,700	23,800
Florida	217,800	209,600
Georgia	314,100	312,400
Illinois	22,800	17,900
Indiana	198,400	205,400
Kansas	137,700	—
Kentucky	—	145,400
Louisiana	152,600	167,200
Massachusetts	23,200	28,000
Mississippi	76,900	30,600
Missouri	58,200	53,900
Ohio	170,900	173,800
South Carolina	89,400	89,400
Tennessee	20,400	—
Texas	957,300	930,700
Washington	77,100	42,000
Wisconsin	72,000	72,900
Total	2,612,500	2,503,000

Membership by line of business:

	September 30,
	2013	2012
Medicaid	1,953,300	1,939,400
CHIP & Foster Care	274,900	229,600
ABD & Medicare	302,000	289,800
Hybrid Programs	19,600	35,700
Long-term Care	31,600	8,500
Correctional Services	31,100	—
Total	2,612,500	2,503,000

Dual eligible membership (included in tables above):

	September 30,
	2013	2012
ABD	72,000	69,800
Long-term Care	19,600	7,800
Medicare	6,100	4,000
Total	97,700	81,600

Statement of Operations: Three Months Ended September 30, 2013

We have provided additional detail below on our quarterly results to further understand the changes in quarterly earnings per diluted share as compared to the third quarter 2012. During the third quarter 2013, we recorded net earnings of $0.87 per diluted share compared to $0.07 in the corresponding period in 2012 reflecting the following:

	2013	2012
Net earnings per diluted share	$0.87	$0.07
Loss from Kentucky operations & premium deficiency reserve	0.01	1.03
Gains on sales of investments	—	(0.21)
State tax benefit	—	(0.08)
Total, excluding above items	$0.88	$0.81

•
For the third quarter of 2013, Premium and Service Revenues increased 24% to $2.7 billion from $2.2 billion in the third quarter of 2012. The increase was primarily driven as a result of the addition of the Kansas contract on January 1, 2013, increased membership and premium rates in Texas, expansions in Mississippi and Florida and the acquisition of AcariaHealth, partially offset by decreased revenue in Kentucky as a result of our exit.

•
Consolidated HBR of 87.7% for the third quarter of 2013 represents a decrease from 93.3% in the comparable period in 2012 and a decrease from 88.8% in the second quarter of 2013. Excluding our Kentucky health plan operations, the third quarter 2012 HBR was 88.7%. The HBR improvement compared to both periods reflects the rate increase in Texas as well as a continued level of moderate utilization.

•	The following table compares the results for new business and existing business for the quarters ended September 30,:

	2013	2012
Premium and Service Revenue
New business	14%	32%
Existing business	86%	68%

HBR
New business	96.5%	106.5%
Existing business	86.3%	87.0%

•
Consolidated G&A expense ratio for the third quarter of 2013 was 9.3%, compared to 8.2% in the prior year.  The year over year increase reflects an increase in performance based compensation expense in 2013 and higher start-up costs, partially offset by the leveraging of expenses over higher revenue in 2013.

•
Earnings from operations were $82.2 million in the third quarter of 2013 compared to a loss from operations of $(27.6) million in the third quarter of 2012. Net earnings attributable to Centene Corporation were $49.4 million in the third quarter of 2013, compared to $3.8 million in the third quarter of 2012.

Balance Sheet and Cash Flow

At September 30, 2013, the Company had cash, investments and restricted deposits of $1,721.7 million, including $37.6 million held by its unregulated entities. Medical claims liabilities totaled $1,071.7 million, representing 42.9 days in claims payable. Total debt was $521.0 million which includes no borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 27.4% at September 30, 2013, excluding the $73.4 million non-recourse mortgage note. Cash flow from operations for the three months ended September 30, 2013, was $130.7 million.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, June 30, 2013	43.7
Timing of claim payments	(0.8)
Days in claims payable, September 30, 2013	42.9

Outlook

The table below depicts the Company's annual guidance for 2013.

	Full Year 2013
	Low	High
Premium and Service Revenues (in millions)	$10,600	$10,800
Diluted EPS	$2.77	$2.87
Consolidated Health Benefits Ratio	88.5%	89.0%
General & Administrative expense ratio	8.8%	9.2%
Diluted Shares Outstanding (in thousands)	56,000	56,500

Conference Call

As previously announced, the Company will host a conference call Tuesday, October 22, 2013, at 8:30 A.M. (Eastern Time) to review the financial results for the third quarter ended September 30, 2013, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.  Investors and other interested parties are invited to listen to the conference call by dialing 1-877-270-2148 in the U.S. and Canada; +1-412-902-6510 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 p.m. (Eastern Time) on Tuesday, October 21, 2014, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 a.m. (Eastern Time) on Wednesday, October 30, 2013, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10033731.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended September 30, 2013" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

Non-GAAP Financial Presentation
The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently. The Company uses the presented non-GAAP financial measures such as internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, changes in expected contract start dates, inflation, provider and state contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, as well as those factors disclosed in the Company's publicly filed documents. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$741,281	$843,952
Premium and related receivables	355,947	263,452
Short-term investments	122,631	139,118
Other current assets	148,576	127,080
Total current assets	1,368,435	1,373,602
Long-term investments	816,910	614,723
Restricted deposits	40,911	34,793
Property, software and equipment, net	390,200	377,726
Goodwill	347,548	256,288
Intangible assets, net	50,541	20,268
Other long-term assets	124,492	64,282
Total assets	$3,139,037	$2,741,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$1,071,672	$926,302
Premium deficiency reserve	—	41,475
Accounts payable and accrued expenses	270,381	191,343
Unearned revenue	41,873	34,597
Current portion of long-term debt	3,046	3,373
Total current liabilities	1,386,972	1,197,090
Long-term debt	517,931	535,481
Other long-term liabilities	49,043	55,344
Total liabilities	1,953,946	1,787,915
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; 57,872,798 issued and 54,767,551 outstanding at September 30, 2013, and 55,339,160 issued and 52,329,248 outstanding at December 31, 2012	58	55
Additional paid-in capital	578,188	450,856
Accumulated other comprehensive income:
Unrealized (loss) gain on investments, net of tax	(1,845)	5,189
Retained earnings	678,679	566,820
Treasury stock, at cost (3,105,247 and 3,009,912 shares, respectively)	(75,541)	(69,864)
Total Centene stockholders’ equity	1,179,539	953,056
Noncontrolling interest	5,552	711
Total stockholders’ equity	1,185,091	953,767
Total liabilities and stockholders’ equity	$3,139,037	$2,741,682

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Premium	$2,621,651	$2,184,061	$7,659,418	$5,853,469
Service	112,497	28,403	251,290	84,062
Premium and service revenues	2,734,148	2,212,464	7,910,708	5,937,531
Premium tax	69,504	235,657	264,781	333,484
Total revenues	2,803,652	2,448,121	8,175,489	6,271,015
Expenses:
Medical costs	2,298,881	2,036,999	6,810,892	5,370,080
Cost of services	100,479	21,744	218,844	66,897
General and administrative expenses	253,608	181,073	694,204	512,322
Premium tax expense	68,453	235,946	262,188	333,872
Impairment loss	—	—	—	28,033
Total operating expenses	2,721,421	2,475,762	7,986,128	6,311,204
Earnings (loss) from operations	82,231	(27,641)	189,361	(40,189)
Other income (expense):
Investment and other income	4,946	23,244	13,703	32,580
Interest expense	(6,603)	(4,855)	(20,261)	(14,393)
Earnings (loss) before income tax expense (benefit)	80,574	(9,252)	182,803	(22,002)
Income tax expense (benefit)	31,660	(9,547)	71,967	(6,068)
Net earnings (loss)	48,914	295	110,836	(15,934)
Noncontrolling interest	(459)	(3,524)	(1,023)	(8,732)
Net earnings (loss) attributable to Centene Corporation	$49,373	$3,819	$111,859	$(7,202)

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$0.90	$0.07	$2.08	$(0.14)
Diluted earnings (loss) per common share	$0.87	$0.07	$2.00	$(0.14)

Weighted average number of common shares outstanding:
Basic	54,679,660	51,584,860	53,863,779	51,393,345
Diluted	56,933,056	53,806,197	55,956,421	51,393,345

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$110,836	$(15,934)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Depreciation and amortization	50,220	49,892
Stock compensation expense	27,252	18,417
Impairment loss	—	28,033
Gain on sale of investment in convertible note	—	(17,880)
Deferred income taxes	1,626	(19,318)
Changes in assets and liabilities
Premium and related receivables	(58,587)	(139,414)
Other current assets	(19,133)	(23,487)
Other assets	(65,397)	1,918
Medical claims liabilities	103,895	374,046
Unearned revenue	7,976	122,077
Accounts payable and accrued expenses	48,840	(59,872)
Other operating activities	4,142	(11,196)
Net cash provided by operating activities	211,670	307,282
Cash flows from investing activities:
Capital expenditures	(46,383)	(70,601)
Purchases of investments	(666,016)	(501,958)
Sales and maturities of investments	451,034	434,009
Investments in acquisitions, net of cash acquired	(62,773)	—
Net cash used in investing activities	(324,138)	(138,550)
Cash flows from financing activities:
Proceeds from exercise of stock options	7,674	11,686
Proceeds from borrowings	30,000	215,000
Payment of long-term debt	(40,842)	(177,422)
Proceeds from stock offering	15,225	—
Excess tax benefits from stock compensation	1,140	6,049
Common stock repurchases	(5,677)	(2,154)
Contribution from noncontrolling interest	5,864	1,032
Debt issue costs	(3,587)	—
Net cash provided by financing activities	9,797	54,191
Net increase (decrease) in cash and cash equivalents	(102,671)	222,923
Cash and cash equivalents, beginning of period	843,952	573,698
Cash and cash equivalents, end of period	$741,281	$796,621
Supplemental disclosures of cash flow information:
Interest paid	$16,738	$12,127
Income taxes paid	40,921	34,001
Equity issued in connection with acquisition	75,425	—

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4	Q3
	2013	2013	2013	2012	2012
AT-RISK MEMBERSHIP
Managed Care:
Arizona	23,700	23,200	23,300	23,500	23,800
Florida	217,800	216,200	214,600	214,000	209,600
Georgia	314,100	316,600	314,000	313,700	312,400
Illinois	22,800	18,000	18,000	18,000	17,900
Indiana	198,400	200,000	202,400	204,000	205,400
Kansas	137,700	137,500	133,700	—	—
Kentucky	—	133,500	132,700	135,800	145,400
Louisiana	152,600	153,700	162,900	165,600	167,200
Massachusetts	23,200	15,200	17,300	21,500	28,000
Mississippi	76,900	77,300	77,000	77,200	30,600
Missouri	58,200	58,800	57,900	59,600	53,900
Ohio	170,900	156,700	157,700	157,800	173,800
South Carolina	89,400	88,800	90,100	90,100	89,400
Tennessee	20,400	—	—	—	—
Texas	957,300	960,400	948,400	949,900	930,700
Washington	77,100	67,600	63,500	57,200	42,000
Wisconsin	72,000	73,400	72,600	72,400	72,900
TOTAL	2,612,500	2,696,900	2,686,100	2,560,300	2,503,000

Medicaid	1,953,300	2,051,700	2,049,200	1,977,200	1,939,400
CHIP & Foster Care	274,900	275,900	267,900	237,700	229,600
ABD & Medicare	302,000	322,500	320,700	307,800	289,800
Hybrid Programs	19,600	22,400	24,600	29,100	35,700
Long-term Care	31,600	24,400	23,700	8,500	8,500
Correctional Services	31,100	—	—	—	—
TOTAL	2,612,500	2,696,900	2,686,100	2,560,300	2,503,000

Specialty Services(a):
Cenpatico Behavioral Health
Arizona	160,700	157,100	156,200	157,900	162,000
Kansas	—	—	—	49,800	48,500
TOTAL	160,700	157,100	156,200	207,700	210,500

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$327	$305	$304	$292	$283

CLAIMS(b)
Period-end inventory	706,100	752,800	1,020,100	641,000	826,800
Average inventory	526,000	539,800	587,800	555,200	547,400
Period-end inventory per member	0.27	0.28	0.38	0.25	0.33
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	8,200	7,900	7,100	6,800	6,400

	Q3	Q2	Q1	Q4	Q3
	2013	2013	2013	2012	2012

DAYS IN CLAIMS PAYABLE (c)	42.9	43.7	42.4	41.1	42.8
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period, excluding the Kentucky premium deficiency reserve liability.

CASH AND INVESTMENTS (in millions)
Regulated	$1,684.1	$1,595.4	$1,619.0	$1,595.3	$1,493.8
Unregulated	37.6	33.8	45.5	37.3	36.0
TOTAL	$1,721.7	$1,629.2	$1,664.5	$1,632.6	$1,529.8

DEBT TO CAPITALIZATION	30.5%	32.9%	35.2%	36.1%	29.2%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	27.4%	29.8%	31.9%	32.7%	25.0%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents the Company's mortgage note payable ($73.4 million at September 30, 2013).
Operating Ratios:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Health Benefits Ratios:
Medicaid and CHIP	84.5%	91.4%	88.0%	90.6%
ABD and Medicare	92.2	97.5	90.8	93.9
Specialty Services	86.8	87.2	84.1	91.8
Total	87.7	93.3	88.9	91.7

Total General & Administrative Expense Ratio	9.3%	8.2%	8.8%	8.6%
MEDICAL CLAIMS LIABILITY (In thousands)

The changes in medical claims liability are summarized as follows:

Balance, September 30, 2012	$919,032
Incurred related to:
Current period	8,937,162
Prior period	(50,313)
Total incurred	8,886,849
Paid related to:
Current period	7,888,462
Prior period	845,747
Total paid	8,734,209
Less: Premium Deficiency Reserve	—
Balance, September 30, 2013	$1,071,672

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to September 30, 2012.